Exhibit 99.1

United Fire Group, Inc. reports first quarter 2026 results

First quarter net income of $1.15 per diluted share
and adjusted operating income of $1.16 per diluted share

First quarter 2026 highlights compared to first quarter 2025, unless otherwise noted:(1)
•Net income increased $12.4 million to $30.1 million.
•Net investment income increased 15% to $27.0 million.
•Combined ratio improved 3.8 points to 95.6%; composed of an underlying loss ratio of 57.0%, catastrophe loss ratio of 3.7%, no prior year reserve development, and underwriting expense ratio of 34.9%.
•Underlying combined ratio improved 2.5 points to 91.9%.
•Net written premium(2) increased 12% to $376.9 million.
•Book value per share increased $0.18 to $37.06 as of March 31, 2026, compared to December 31, 2025.
•Adjusted book value per share increased $0.74 to $38.61 as of March 31, 2026, compared to December 31, 2025.
•Return on equity was 12.7% as of March 31, 2026.

CEDAR RAPIDS, IOWA, May 5, 2026 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the quarter ended March 31, 2026, with net income increasing 70% over the prior year to $30.1 million ($1.15 per diluted share) and adjusted operating income increasing 65% over the prior year to $30.3 million ($1.16 per diluted share).

Net written premium grew 12% in the first quarter, driven by growth in the company's core commercial business and lower ceded reinsurance premiums. The combined ratio improved 3.8 points to 95.6% with a notable reduction in the expense ratio and lower catastrophe losses compared to the prior period. Prior year reserve development remained neutral overall and investment income increased 15% to $27.0 million.

“UFG is off to a terrific start in 2026, achieving record net written premium, improved underwriting profitability and higher investment income in the first quarter,” said UFG President and CEO Kevin Leidwinger. “These achievements contributed to a return on equity of approximately 13% and the highest first quarter earnings per share in seven years, reflecting continued positive momentum from the transformative actions we have taken to position the company for long-term success.

“As we begin UFG’s 80th year in business, we are well positioned to navigate the complexities of an evolving market through the ongoing strategic execution of our business plan. We remain focused on profitably growing our business as a disciplined, solution-oriented underwriting company, leveraging our deepened expertise and expanded capabilities to more broadly serve our distribution partners.”

Earnings call access information

An earnings call will be held at 9:00 a.m. CT on Wednesday, May 6, 2026, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s first quarter of 2026 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through May 13, 2026. The replay access information is toll-free 1-855-669-9658 (international 1-412-317-0088); conference ID no. 2049170.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/events-and-presentations/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=vHCYnESx. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended March 31,
(In thousands, except ratios and per share data)	2026	2025	Change %
Net earned premium	$342,975	$308,411	11.2%
Net written premium	376,927	335,376	12.4%

Combined ratio:
Net loss ratio	60.7%	61.5%	(0.8)%
Underwriting expense ratio	34.9%	37.9%	(3.0)%
Combined ratio	95.6%	99.4%	(3.8)%

Additional ratios:
Net loss ratio	60.7%	61.5%	(0.8)%
Catastrophes	3.7%	5.0%	(1.3)%
Reserve development (favorable) unfavorable	—%	—%	—%
Underlying loss ratio (non-GAAP)	57.0%	56.5%	0.5%
Underwriting expense ratio	34.9%	37.9%	(3.0)%
Underlying combined ratio (non-GAAP)	91.9%	94.4%	(2.5)%

Net investment income	$27,040	$23,458	15%
Net investment gains (losses)	(254)	(754)	(66)%
Net income (loss)	30,052	17,700	70%
Adjusted operating income (loss)	30,253	18,296	65%

Net income (loss) per diluted share	$1.15	$0.67	72%
Adjusted operating income (loss) per diluted share	1.16	0.70	66%

Return on equity(2)	12.7%	8.9%	3.8%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

First quarter 2026 results:
(All comparisons vs. first quarter 2025, unless noted otherwise)

Net written premium and net earned premium increased by 12.4% and 11.2%, respectively. Core commercial lines net written premium increased 11.4% due to increases in new business, retention and average renewal pricing. Overall, average renewal premium increased 6.0% with rates increasing 4.3% and exposure changes of 1.7%. Excluding the workers' compensation line of business, the overall average increase in renewal premium was 6.5%, with 4.8% from rate increases and 1.6% from exposure changes.

The first quarter combined ratio improved 3.8 points to 95.6% compared to 99.4% in the prior year quarter, primarily driven by the following:
•The underlying loss ratio increased 0.5 points to 57.0%, reflecting changes in assumed reinsurance, partially offset by sustained lower frequency and earned rate achievement on core commercial lines.
•Catastrophe losses improved 1.3 points to 3.7%, below both the five-year and 10-year historical averages.
•The underwriting expense ratio of 34.9% improved 3.0 points, benefiting from business growth and non-recurring expenses in the prior period associated with the final stages of development of a new policy administration system.

Net investment income was $27.0 million for the first quarter of 2026, an increase of $3.6 million or 15%. Income from the fixed maturity portfolio increased by $3.8 million as a result of portfolio growth and reinvestment at higher yields.

Investment results
(Unaudited)	Three months ended March 31,
(In thousands, except average yields)	2026	2025
Investment income:
Interest on fixed maturities	$24,937	$21,124
Income (loss) on other long-term investments	1,268	1,793
Other	2,931	3,619
Total investment income	$29,136	$26,536
Less investment expenses	2,096	3,078
Net investment income	$27,040	$23,458

Average yields on fixed income securities pre-tax(1)	4.43%	4.34%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	March 31, 2026	December 31, 2025
(In thousands, except per share data)	(unaudited)
Invested assets	$2,488,625	$2,464,687
Cash	162,029	156,332
Total assets	3,909,541	3,840,789
Losses and loss settlement expenses	1,970,257	1,924,826
Total liabilities	2,958,927	2,899,619
Net unrealized investment gains (losses), after-tax	(39,917)	(25,268)
Total stockholders’ equity	950,614	941,170

Book value per share	$37.06	$36.88
Adjusted book value per share(1)	38.61	37.87
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $37.06, an increase of $0.18 per share, or 0.5%, from December 31, 2025. This increase is primarily related to an increase in net income, partially offset with an increase in unrealized investment losses on fixed maturity securities and shareholder dividends during the three-month period ended March 31, 2026.

Capital management

During the first quarter of 2026, the company declared and paid a $0.20 per share cash dividend to shareholders of record as of February 24, 2026.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 850 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 (“2025 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026. The risks identified in our 2025 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended March 31,
(In thousands, except per share data)	2026	2025
Income statement data
Net income (loss)	$30,052	$17,700
Less: after-tax net investment gains (losses)	(201)	(596)
Adjusted operating income (loss)	$30,253	$18,296
Diluted earnings per share data
Net income (loss)	$1.15	$0.67
Less: after-tax net investment gains (losses)	(0.01)	(0.03)
Adjusted operating income (loss)	$1.16	$0.70

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of catastrophes and prior year impacts. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)
(In thousands, except per share data)	March 31, 2026	December 31, 2025
Shareholders' equity	$950,614	$941,170
Less: Net unrealized investment gains (losses), net of tax	(39,917)	(25,268)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$990,531	$966,438

Common shares outstanding (basic)	25,653	25,522
Book value per share	$37.06	$36.88
Adjusted book value per share	38.61	37.87

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended March 31,
(In thousands)	2026	2025
Revenues
Net earned premium	$342,975	$308,411
Net investment income	27,040	23,458
Net investment gains (losses)	(254)	(754)
Other income (loss)	(319)	—
Total revenues	$369,442	$331,115

Benefits, losses and expenses
Losses and loss settlement expenses	$208,125	$189,696
Amortization of deferred policy acquisition costs	82,041	77,354
Other underwriting expenses	37,567	39,586
Interest expense	3,183	2,483
Other non-underwriting expenses	514	142
Total benefits, losses and expenses	$331,430	$309,261

Income (loss) before income taxes	$38,012	$21,854
Income tax expense (benefit)	7,960	4,154
Net income (loss)	$30,052	$17,700

Net written premium by line of business
(Unaudited)	Three months ended March 31,
(In thousands)	2026	2025
Net written premium(1)
Commercial lines:
Other liability(2)	$117,662	$99,352
Fire and allied lines(3)	65,906	64,955
Automobile	87,311	78,930
Workers’ compensation	24,237	18,989
Surety(4)	14,468	16,111
Miscellaneous	681	3,455
Total commercial lines	$310,265	$281,792

Personal lines:
Fire and allied lines(5)	$6,380	$1,285
Automobile	—	418
Miscellaneous	—	—
Total personal lines	$6,380	$1,703
Assumed reinsurance(6)	60,282	51,881
Total	$376,927	$335,376
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's.

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended March 31,	2026			2025
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$107,339	$65,457	61.0%	$89,139	$60,243	67.6%
Fire and allied lines	64,739	34,780	53.7	62,420	32,020	51.3
Automobile	77,392	45,871	59.3	64,355	42,801	66.5
Workers’ compensation	19,677	13,827	70.3	14,157	9,757	68.9
Surety	15,537	6,881	44.3	15,731	4,375	27.8
Miscellaneous	820	660	80.5	3,420	2,060	60.2
Total commercial lines	$285,504	$167,476	58.7%	$249,222	$151,256	60.7%

Personal lines
Fire and allied lines	$5,688	$2,920	51.3%	$1,260	$769	61.0%
Automobile	—	(155)	NM	796	508	63.8%
Miscellaneous	—	6	NM	1	(33)	NM
Total personal lines	$5,688	$2,771	48.7%	$2,057	$1,244	60.5%
Assumed reinsurance	51,783	37,878	73.1	57,132	37,196	65.1
Total	$342,975	$208,125	60.7%	$308,411	$189,696	61.5%
NM = Not meaningful